                                                                     Exhibit 5.1


                                  [Letterhead]






                                December 20, 2001








The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, New Jersey  07645

Ladies and Gentlemen:

                  We have examined a copy of the Registration Statement on Form S-3 (No. 333-80347), as amended (the "Registration Statement"), filed by The Great Atlantic & Pacific Tea Company, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and the Prospectus Supplement of the Company dated December 14, 2001 (the "Prospectus Supplement"), relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of $275,000,000 aggregate principal amount of the Company's 9 1/8% Senior Notes due 2011 (the "Notes").

                  The Notes will be issued pursuant to the Second Supplemental Indenture, dated as of December 20, 2001 (the "Second Supplemental Indenture"), to the Indenture, dated as of January 1, 1991 (the "Indenture"), between the Company and JPMorgan Chase Bank (successor by merger to Manufacturers Hanover Trust Company). In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes have been duly authorized for issuance and, when duly executed, authenticated, registered, issued and delivered in accordance with the terms of the Indenture and the Second Supplemental Indenture and as contemplated by the Registration Statement and the Prospectus Supplement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and the Second Supplemental Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

                  We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.



                                                  Yours truly,

                                                  /s/ Cahill Gordon & Reindel